Exhibit 10.1

EXCLUSIVE MASTER LICENSE AGREEMENT

FOR THE XYO TECHNOLOGY WITHIN THE AUTOMOTIVE INDUSTRY

1.	Commencement Date

This Agreement made the 30th day of July 2011.

2.	Description of Parties

Between

Perpetual Industries Inc., a corporation duly organized and existing under the laws of Nevada, USA having an address at 110, 5 - 8720 Macleod Trail South, Calgary, Alberta, Canada T2H 0M4 (hereinafter called "Perpetual")

and

Motor Sport Country Club Holdings, Inc., a corporation with an address at 11100 West 8th Avenue, Suite 200, Lakewood, Colorado, USA 80215 (hereinafter called “Master Licensee”)

3.	Recitals

Whereas Perpetual has developed or acquired know-how, and is the owner of rights in and to technology for the manufacture and use of automatic balancing systems suitable in the balancing and stabilisation of rotating systems, (XYO) as well as rights in relation to the marketing, use, distribution and sale of XYO and products incorporating XYO;

and Whereas Perpetual desires to grant to Master Licensee, and Master Licensee wishes to obtain worldwide exclusive rights enabling Master Licensee to manufacture or have manufactured, sell, use, and sublicense Products containing XYO within the automotive industry as further defined in Schedule “C”, on the terms and conditions set forth in this Agreement;

Now therefore this Agreement witnesses that in consideration of the mutual covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement agree as follows:

4.	Definitions and Interpretations

4.1.	For the purposes of this Agreement, the following terms shall have the following meanings:

a)	"Commencement Date" shall be the date of approval of this Agreement as set forth in Article 1 of this Agreement.

b)
 “XYO” shall mean all proprietary technologies, attendant modifications, techniques, intellectual property, and related services, that are possessed or that are under current development or that have been developed or acquired by Perpetual, related to automatic balancing systems for use in rotating equipment. XYO includes XYO Patents and Know-How.

c)
“Know-How” shall mean recommendations, knowledge, experience, suggestions, drawings, reports, formulae, registered and unregistered trademarks/service marks/design rights/copyrights, structural parameters, procedures, methods, and standards, relating to technologies, techniques, instrumentation/equipment, software/data processing, and documentation, that could contribute to the successful engineering, design, fabrication, testing, troubleshooting, evaluation, implementation, manufacturing, and commercialization of the XYO body of knowledge and its physical embodiments including any products or applications into which XYO may be incorporated.

d)
 “XYO Patents” shall mean patents applied for or granted, including any re-issues, continuations in whole or part, divisions or combinations, renewals, re-examinations, extensions of same, and any future patents, patent applications, inventions, improvements, processes, manufacturing techniques, and manufacturing concepts relative to XYO. For greater certainty, but without limiting the foregoing, the XYO Patents include the patents and patent applications listed in Schedule “A” attached to this Agreement.

e)
“Confidential Information” shall include XYO as well as, without limitations, any information relating to possible and potential uses for and applications of XYO and automatic balancing.  Confidential Information consists of in-formation and materials, whether oral, in tangible form, or observed, that are valuable and not generally known by Perpetual’s competitors. Such Confidential Information constitutes the trade secrets of Perpetual.

Confidential Information includes:

i)	Any physical sample of an embodiment of XYO, and any packaging thereof.

ii)
Any and all information concerning XYO, including, but not limited to, formulas, designs, devices, computer code, drawings, specifications, notebook entries, technical notes and graphs, computer printouts, technical memoranda and correspondence, product development agreements and related agreements.

iii)
Information and materials relating to Perpetual’s purchasing, accounting and marketing, including, but not limited to, marketing plans, sales data, business methods, unpublished promotional material, cost and pricing information and customer lists.

iv)	The identity and business information concerning other entities involved with development and production of XYO.

v)	Information of the type described above which Perpetual obtained from another party and which Perpetual treats as confidential, whether or not owned or developed by Perpetual.

vi)	Any information marked as confidential that relates to XYO or Perpetual.

f)	"Party" and "Parties" shall mean a party and the parties to this Agreement, respectively.

g)	“Products” shall mean the following for the purposes of this Agreement: the products outlined in Schedule “C” attached to this Agreement.

h)	“Sale”, and any variation thereof, including “Sell” and “Selling”, shall include any provision of XYO for good consideration, including by way of sale, lease, or any other arrangement.

i)	“Term” shall have the meaning set out in section 9.1(a).

j)	"Territory" shall mean exclusively and worldwide in the automotive industry in Products as further defined in Schedule “C” attached to this Agreement.

4.2.
In this Agreement, unless the context requires otherwise, the singular number shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter gender; and words importing persons shall include associations, partnerships and corporations and vice versa.

4.3.
For purposes of this Agreement, an entity shall be related to or affiliated with a Party if one of them is a subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person. If two bodies corporate are affiliated with the same body corporate at the same time, they shall be deemed to be affiliated with or related to each other.

4.4.	The preamble and Schedules “A”, “B”, and “C” to this Agreement are hereby incorporated by reference and deemed a part of this Agreement.

4.5.	The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation.

4.6.
Unless the context of this Agreement requires otherwise, reference in this Agreement to a numbered or lettered article, section, subsection or paragraph refers to the article, section, subsection or paragraph bearing that number or letter in this Agreement. A reference to "this Agreement", "herein", "hereof", "hereunder" or similar terms refers to this Agreement as a whole, together with any Schedules and amendments to this Agreement.

4.7.	All references in this Agreement to dollar amounts are to U.S. funds unless otherwise specified.

5.	Details of Services Rendered

5.1.	Perpetual hereby grants to Master Licensee:

a)	Subject to the conditions of this Agreement, the right to use XYO, for the Term of this Agreement, to manufacture or have manufactured, sell, and use the Products incorporating XYO in the Territory.

b)
The grant of License set out in section 5.1(a) is effective on the Commencement Date and shall expire at the end of the Term or upon termination of this Agreement, as defined in section 9 of this Agreement.

c)
For greater certainty, it is agreed that nothing in this Agreement shall preclude or restrict Perpetual from selling XYO, licensing to others the right to make, use and/or sell XYO, or do any other thing in respect of XYO inside or outside the Territory with the exception of the specified terms of this Agreement.

d)
Master Licensee shall not sublicense XYO to third parties without the prior written permission of Perpetual, which will not be unreasonably withheld. The terms of said contemplated sublicense shall be agreed upon by the parties before such written permission shall be granted.

5.2.
Perpetual shall communicate and make available to Master Licensee within a mutually agreed upon time frame starting from the Commencement Date the aspects of XYO necessary to permit Master Licensee to utilize XYO as permitted by this Agreement. This information is at Perpetual’s discretion and may include technical papers, software, and lists of patents, amongst other information.

5.3.
Any translation necessary to use any aspect of XYO referred to in paragraph 5.2 in the Territory shall be carried out at the expense of Master Licensee. Further, should translation of the particulars of XYO, including any related service provided by Perpetual such as installation, recommendations, servicing, modification, or other communications related to or arising from this agreement, into a language other than English be deemed necessary, the costs of such translation, and the accuracy of said translation, shall be the sole responsibility of Master Licensee.

5.4.
Perpetual will provide engineering support at a cost (if any) that is mutually agreed upon by both parties prior to any services being performed. Such additional costs shall be mutually agreed upon by both parties prior to any services being performed. Allocation of time is subject to availability.

5.5.
If the technical support, assistance, or information described in section 5.4 requires Perpetual’s staff to travel, then Master Licensee shall in advance of services performed, pay reasonable expenses for accommodations, travel, and such other reasonable costs as are incurred by Perpetual in connection with the provision of such technical support. Perpetual shall use its best efforts to estimate the amount of such reasonable expenses in advance of providing such technical support services, and will provide Master Licensee with a pro-forma invoice detailing any such expenses. Master Licensee will be required to approve any such pro-forma invoice by way of signature at which time a new final invoice will be issued based on the approved pro-forma invoice terms. Master Licensee shall pay Perpetual based on terms outlined in all approved invoices.

6.	Details of Remuneration

6.1.	In consideration of the rights granted by this Agreement, Master Licensee shall pay to Perpetual the following non-refundable fees:

a)	A non-refundable license fee as follows:

$500,000 in cash, contingent upon Master Licensee raising $1,000,000 through offerings of its equity and/or debt securities (the “Financing Event”). Payments towards the $500,000 cash amount will be made in stages as money is raised during the Financing Event. For every $200,000 raised, $100,000 will be paid to Perpetual until the total $500,000 cash portion of the license fee is paid in full.

Plus, upon signing:

$2 million in shares of common stock of Motor Sport Country Club Holdings, Inc. (OTCQB: VIIN)

(10 million shares at $0.20/share)

Total license fee: $2.5 million for the exclusive worldwide rights for Products containing XYO within the automotive industry as further defined in Schedule “C”.

b)
Royalties calculated each July 31 equal to the greater of, according to the following table: a percentage royalty on any revenue in the foregoing twelve months that Master Licensee derived from the use, manufacture, sale, or sub-licensing of XYO or Products incorporating XYO during the Term of the Agreement; or the minimum annual royalty:

	Greater of:
Due July 31 of:	% Royalty	Minimum Royalty
2012	5	$25,000
2013	5	$50,000
2014	10	$60,000
2015	10	$70,000
2016	10	$80,000
2017	15	$90,000
2018	15	$100,000
2019	15	$110,000
2020	20	$120,000
2021	20	$130,000

Royalties shall be subject to 6% annual interest compounded quarterly, on outstanding balances after July 31, 2012.

Subject to regulatory approvals, if any, Perpetual and Master Licensee may elect by mutual agreement to settle royalty payments in the form of shares of common stock of Motor Sport Country Club Holdings, Inc. (OTCQB: VIIN), based on a share price calculated as the weighted average share price for the twenty days prior to the date on which Perpetual notifies Master Licensee of such election.

6.2.
Master Licensee shall pay and satisfy the fees set out in section 6.1 by payment to, or to the order of, Perpetual, by wire transfer in U.S. dollars, at the times outlined in Schedule “C” attached to this Agreement.

6.3.
In the event of expiration or termination of this Agreement pursuant to Section 9.4, Master Licensee shall, within thirty (30) days of said expiration or termination, provide Perpetual with copies, at Master Licensee’s expense, of Master Licensee's business records necessary to permit Perpetual to verify the average number of Products incorporating XYO manufactured monthly by Master Licensee within the one-year period immediately preceding the date of termination or expiration.

6.4.	In order to verify compliance by Master Licensee with sections 6.1, 7.4 and 7.5 of this Agreement,

a)
Master Licensee shall permit Perpetual or Perpetual’s authorized representative and auditors, at any time upon reasonable notice during normal business hours, to inspect and examine books, records, premises, products, and personnel of Master Licensee once per Annum.

b)
However, if Perpetual feels that there has been reasonable evidence of non-compliance, then Perpetual reserves the right to, at any time upon reasonable notice during normal business hours, inspect and examine books, records, premises, products, and personnel of Master Licensee.

c)
Furthermore, in the event of understatement pursuant to section 6.1 of this Agreement, Master Licensee shall immediately pay to Perpetual all amounts due and unpaid under this Agreement in the event of understatement, plus interest of 2% per month and not to exceed 20% per Annum, calculated from the date the amount became due. If the amount due remains unpaid 30 days after the audit then the agreement can at Perpetual's discretion be terminated.

d)
In the event of non-compliance with sections 7.4 or 7.5 of this Agreement, Master Licensee shall take measures to restore the products to compliance within 30 days. If the noncompliance continues 30 days after the audit then the Agreement can at Perpetual's discretion be terminated.

e)
Perpetual shall bear the costs and expenses to conduct said inspection or audit. However in the event a discrepancy has occurred and an amount is due then the costs and expenses to conduct said inspection or audit shall be borne by the Master Licensee.

6.5.	All payments are to be transferred to and made payable to the wire transfer account specified in Schedule “B” to this Agreement.

7.	Intellectual Property

7.1.
The Parties hereby recognize and agree that all rights in XYO reside with Perpetual and that Perpetual has valuable rights in and to XYO.  Nothing in this Agreement shall be construed as granting Master Licensee any ownership rights in and to XYO. The Parties agree that any enhancements, improvements, modifications to XYO, or inventions related to XYO, during the course of this Agreement or following termination shall belong to Perpetual and be deemed to form part of XYO as defined herein.  Master Licensee hereby irrevocably assigns to Perpetual any and all rights which it may hereafter acquire in and related to XYO.

For greater certainty:

a)
Master Licensee shall, at Perpetual’s request and expense, apply for letters patent either in Master Licensee’s name or otherwise as Perpetual shall direct, and Master Licensee agrees to assign and does assign to Perpetual all of Master Licensee’s right, title and interest in and to such enhancements, improvements, modifications to XYO, or inventions related to XYO, all of the foregoing without royalty or any other consideration to Master Licensee, other than as specifically provided for in this Agreement.

b)
Master Licensee agrees that should any right, title or interest in or to any enhancements, improvements, modifications to XYO, or inventions related to XYO, become vested in Master Licensee by operation of law or otherwise, Master Licensee shall hold the same in trust from Perpetual and at the request of Perpetual shall immediately and unconditionally assign any such right, title or interest to Perpetual.

c)
Master Licensee further agrees with Perpetual to execute and deliver such further and other documents and do and perform and cause to be done and performed such further or other acts and things as may be necessary or desirable in the opinion of Perpetual to give full effect to this Agreement, including without limiting the generality of the foregoing, such documents, acts and things as may in the opinion of Perpetual be necessary or desirable to obtain and maintain patents, copyrights and/or industrial designs in respect of enhancements, improvements, modifications to XYO, or inventions related to XYO, and to vest the entire right, title and interest in and to patents, copyrights and/or industrial designs in respect of such in Perpetual.

7.2.
Perpetual may, in its sole discretion, but shall not be obliged to, take all reasonably necessary steps to protect XYO by way of patent protection in any part of the worldwide market in which such protection has not yet been obtained, including but not limited to patent applications specifically describing the application of XYO to the Products. All costs associated with obtaining such patent protection, and all maintenance fees payable in respect thereof, shall be borne by Perpetual. Should Perpetual choose not to pursue such patent protection, then Master Licensee shall have the option, with the specific written consent of Perpetual, of pursuing this same patent protection and shall pay all costs associated with obtaining such patent protection and all maintenance fees payable thereon. Master Licensee must name Perpetual on any such patent and patent application and shall grant Perpetual a royalty-free right to use the said patent and patent application.

7.3.
Master Licensee shall not directly or indirectly contest ownership or validity of any aspect of XYO, either during the term of this Agreement or at any time thereafter, nor shall it voluntarily assist in any action taken by any third party, an object of which action is to contest said ownership or validity.

7.4.	Master Licensee shall adhere to any reasonable quality standards that may be set by Perpetual from time to time and of which Master Licensee has notice relating to the use of XYO.

7.5.
Notwithstanding any other provision of this Agreement, Master Licensee shall be solely responsible for the observance of any and all standards of quality, safety and effectiveness that may be set by law from time to time by any government or government agency relating to the manufacture of embodiments incorporating XYO, including but not limited to regulations relating to the designation and markings of trademarks and patents on the Products.

7.6.
If either Master Licensee or Perpetual shall have knowledge that XYO is being infringed, such knowledge shall be promptly conveyed to the other Party. Perpetual may, but shall not be obliged to, enter suit to prevent infringement or further infringement and to prosecute the suit. Master Licensee agrees to provide such reasonable assistance as may be required by Perpetual for the purpose of such suit and may, at its own expense, be represented by counsel of its own choosing. Subject to the terms of an order of a court of competent jurisdiction, the costs of the suit (other than the costs of Master Licensee's own counsel) shall be borne by Perpetual and Perpetual shall be solely entitled to the recovery of any damages or settlement monies. In the event that Perpetual refuses to prosecute the suit or to continue the prosecution of the suit to judgment or settlement, then Master Licensee may, upon the giving of notice to Perpetual, bear the costs of prosecuting or continuing the suit, as the case may be, and shall be entitled to retain all damages or settlement monies recovered as a result of the suit.

7.7.
Notice of the license granted herein may be filed in any Patent Office by either Party hereto, in respect of any of the XYO Patents. Said Notice shall have the form required by the laws of the jurisdiction in which it is being filed, and shall be executed by the Parties upon the request of either Party.

7.8.
Master Licensee agrees that it shall not disclose to any third party any Confidential Information of Perpetual except as is necessary for Master Licensee to exercise any right under this Agreement or with the written consent of Perpetual. In the event of such permitted disclosure, Master Licensee shall make said disclosure conditional on the recipient's acceptance of the terms of a confidentiality agreement, the terms of which to be acceptable to Perpetual, not to disclose any Confidential Information of Perpetual to any other party.

7.9.
Master Licensee agrees not to use XYO, as defined herein, in conjunction with any automatic balancing device or technology, for any purpose outside the term and terms of this Agreement. For greater certainty, this restriction applies to all devices identical to, similar to, or in competition with any aspect of XYO, without regard to ownership or patentability of such devices or technology.

7.10.
If Master Licensee desires to carry out any action, whether written or oral, relating to or referring to XYO or any material marked confidential by Perpetual then Master Licensee agrees to seek Perpetual’s approval and to promptly make full disclosure in writing to Perpetual providing full details of such desired action before such action is to be carried out. In particular, but without limiting the generality of the foregoing, Master Licensee shall not make any patent applications relating to or referring to XYO or any material marked confidential by Perpetual without the specific written consent of Perpetual, which consent shall be granted at the sole discretion of Perpetual.

7.11.
Master Licensee agrees that Perpetual may be irreparably injured by a breach of this Agreement by Master Licensee, which breach may not be adequately compensated for by damages, and Perpetual shall be entitled to equitable relief, including injunctive relief and specific performance, without the need to prove irreparable harm and without the necessity of posting a bond in the event of breach of any provisions of this Agreement. Such remedies shall not be deemed to be exclusive remedies for breach of this Agreement, but shall be in addition to all other remedies available at law.

7.12.
In the event of breach of this Agreement by Master Licensee, Master Licensee agrees to pay Perpetual’s actual costs and expenses in enforcing the terms of this Agreement including, without limitation, any court costs, fees between a solicitor and the solicitor’s own client, and all disbursements. In the event of breach of section 7.9 of this Agreement by Master Licensee, Master Licensee agrees to immediately assign to Perpetual Master Licensee’s rights, interest, and benefits derived from Master Licensee’s actions as defined in section 7.9. This assignment shall not be deemed to be an exclusive remedy for the said breach of this Agreement, but shall be in addition to all other remedies available at law.

7.13.
If, during the term of this Agreement, Master Licensee develops or invents any improvements to XYO, it shall promptly make full disclosure in writing to Perpetual and assign its rights in said improvements to Perpetual. In return for the assignment of rights to Perpetual, Perpetual agrees to grant a royalty-free license to Master Licensee for the use of said improvements, to manufacture and use in the Products.

7.14.
Master Licensee recognizes that in order to take full advantage of the benefits afforded by the use of XYO, some modification to its existing or future products may be required and/or necessary. Failure to correctly implement such modifications may have an adverse effect on the functioning of XYO and dramatically affect the performance of XYO.

7.15.
Master Licensee agrees to provide its best efforts in cooperating with Perpetual to incorporate XYO into the Products. Specifically, Master Licensee agrees to provide Perpetual with all information, access to personnel, and components required by Perpetual in a timely manner, as well as including Perpetual in design, manufacturing, and planning discussions. Master Licensee understands that Perpetual is primarily a licensor and not primarily a manufacturer of products, and therefore, it is essential that Master Licensee cooperate with Perpetual by providing the said information, access, components, and discussions in order for XYO to be successfully optimized and implemented into Master Licensee’s Products under the terms of this Agreement.

7.16.
The parties mutually agree that all promises, conduct, and statements made in the course of reaching this Agreement, including the fact of Agreement, are confidential and will not be disclosed voluntarily to the extent permitted by law, and without the specific written consent of both parties. Without limiting the generality of the foregoing, the specific information contained within section 6.1 of this Agreement shall be kept confidential.

7.17.
The Parties acknowledge and agree that they have entered into a Nondisclosure and Noncircumvention Agreement (the “NDA”) that governs the disclosure of Confidential Information as defined in the NDA, which definition is enlarged by this Agreement, and that this Agreement supersedes without nullifying the NDA.

8.	Product Liability

8.1.
Master Licensee shall indemnify and save harmless Perpetual and Perpetual's directors, officers, employees, agents and assigns from and against all claims, actions, obligations, liabilities, damages, losses and judgements, including any incidental costs and expenses, arising out of or attributed, directly or indirectly, to:

a)	any defects in the design and/or manufacture of the Products or other embodiments;

b)
the failure of Master Licensee or Master Licensee's directors, officers, employees, agents, assigns or successors to manufacture the Products in accordance with the claims described in the XYO Patents;

c)	the alteration, modification, abuse or misuse of the Products by Master Licensee or by Master Licensee's directors, officers, employees, agents and assigns;

d)	the fault or negligence of Master Licensee or Master Licensee's directors, officers, employees, agents, assigns or successors; or

e)	the failure by Master Licensee to comply with the requirements of sections 5.1, 5.3, 7.4 or 7.5.

9.	Term and Termination

9.1.	The Term of the Agreement is as follows:

a)
subject to the prior renewal or termination of this Agreement pursuant to the terms and conditions hereof, is for a period of one hundred twenty months (10 years), commencing on the Commencement Date. This agreement may be renewed by mutual written consent of both parties.

b)	Such renewal shall be on the terms and conditions agreed upon by both parties.

9.2.
If a petition in bankruptcy or insolvency should be filed by or against a Party, or if application should be made for the appointment of a receiver for a Party of its property, or if a Party should make an assignment for the benefit of creditors, be unable or fail to pay its debts regularly as they become due, suspend or be caused to suspend business, or commit or cause to be committed any other act amounting to business failure, then in any and all such events, the solvent Party may at its option immediately terminate this Agreement without the necessity of serving notice, written or otherwise, on the insolvent or bankrupt Party.

9.3.
Either Party may terminate this Agreement in the event that the other Party breaches a material condition hereof, provided that the first Party gives written notice to the second Party of the breach. The second Party shall have thirty (30) days from receipt of such notice to correct the breach. In the event the breach is not remedied within this period, the first Party may, in its sole discretion, terminate this Agreement within a reasonable time after the expiry of the thirty (30) day period.

9.4.
Subject to Section 9.5, during the ninety (90) day period following the expiration or termination of this Agreement for any reason other than termination by the Licensor pursuant to Section 9.3, Master Licensee shall be entitled to sell the Products manufactured by or for it prior to the date of termination or expiration.  Upon the expiration or termination of this Agreement in accordance with Section 9 hereunder, all amounts owed under Section 6.1 of this Agreement shall no longer accrue and shall be due and any amount that is due and payable through the date of termination shall be payable within 30 days after the date of termination. Notwithstanding the foregoing, the amount of any Minimum Royalty amount due and payable under Section 6.1 shall be payable pro-rata for the then current year calculated by multiplying the amount due and payable for the then current year by a fraction the numerator being the number of days from January 1 of the current year through the date of termination and the denominator being 365. Beginning on the date of termination, all obligations of any party arising from this Agreement (including, but not limited to any further amounts owed as a Minimum Royalty under Section 6.1), shall, in all respects, be deemed to be null and void and of no further force and effect.

9.5.
Notwithstanding any other provision of this Agreement, the Parties agree and acknowledge that the provisions of 6.1, 6.4, 7.1, 7.3, 7.9, 7.10, 7.11, 7.12, 7.13, 7.16, 9.3, 9.4, 9.5, and all of Articles 8 and 10, and any other provisions of this Agreement necessary to give efficacy thereto, shall survive the expiration or termination of this Agreement and shall remain in full force and effect notwithstanding such expiration or termination.

9.6.
Any termination of this Agreement shall be without prejudice to any other rights (including any right of indemnity), remedy or other relief vested in either Party or to which either Party may otherwise be entitled pursuant to this Agreement.

10.	General

10.1.	Warranties by both parties are as follows:

a)
Each Party to this Agreement warrants that it is not under any legal obligation that would prevent it from entering into this Agreement or that would prevent or hinder the carrying out of its terms, and that all internal authorizations required for the entering into of this Agreement have been or will be made, including any required authorizations by its Board of Directors, or otherwise.

b)
Perpetual hereby warrants that it, or a company related to or affiliated with it, is the sole owner of all rights in and to XYO and that no rights relating to XYO inconsistent with the rights granted to Master Licensee in this Agreement have been granted to any other party, and that it is under no legal obligation to grant any rights relating thereto to any third party.

c)
The Parties agree that, except as may be expressly provided in this Agreement, neither has made or makes to the other any representations or warranties respecting the compensation that the other may expect to earn or receive pursuant to this agreement or otherwise.

d)
Save and except as expressly set forth in this section 10 of the Agreement, Perpetual expressly disclaims and excludes all express and implied representations and warranties, whether statutory or otherwise.

10.2.
Perpetual and Master Licensee are and shall be independent contractors and Perpetual is not and shall not be the agent or legal representative of Master Licensee for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever.

10.3.	The Parties hereby agree that they shall be subject to the following obligations:

a)	not to make any false or misleading representations, warranties or guarantees in respect of XYO under any circumstances whatsoever;

b)
not to hold out either party as having any right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other party or to bind the other party in any manner whatsoever other than as may be expressly provided in this Agreement; and

c)	to promptly inform each other of any material complaints, whether verbal or written, which either party has received from any person with respect to the Products.

10.4.
No Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such written consent shall be void.

10.5.
It is agreed between the Parties that neither of the Parties shall be held responsible for damages caused by delay or failure to perform their respective undertakings under the terms of this Agreement when the delay or failure is due to fires, strikes, floods, acts of God, wars, riots, insurrections, lawful acts of public authorities, or delays or defaults caused by common carriers, that cannot reasonably be foreseen or provided against.

10.6.
The delay or failure in performance excused by section 10.5 of this Agreement shall only be excused for so long as the causes of such excusable delay or failure subsist. The Parties shall resume the performance of their respective undertakings forthwith upon cessation of the cause of such excusable delay or failure.

10.7.
No covenant or condition of this Agreement may be waived except by the written consent of the waiving Party, and forbearance or indulgence by the waiving Party in any regard whatever shall not constitute a waiver of the covenant or condition to be performed by the other Party and until complete performance by the other Party of the covenant or condition, the waiving Party shall be entitled to invoke any remedy available under this Agreement or at law, despite the forbearance or indulgence.

10.8.
If any part of this Agreement is found to be invalid by any court of competent jurisdiction, that part shall be deemed severed from this Agreement and shall not affect the validity of the remainder, which remainder shall remain in full force. Such severance shall have effect only in the geographic area within which such court has jurisdiction.

10.9.
All notices required to be forwarded pursuant to this Agreement shall be written in English and sent by email, registered mail, personal delivery or facsimile to the addresses or facsimile numbers set out below or such other address or facsimile number as either Party may advise.

In the case of Perpetual Industries Inc.:

5-8720 Macleod Trail South, #110

Calgary, Alberta

Canada T2H 0M4

fax 403-780-2188

email notice@perpetualindustries.com

In the case of Master Licensee:

To the address set forth on page 1 of this Agreement.

Any notice delivered by mail or email shall be deemed given when received. The date of receipt of any notice by facsimile shall be the date upon which the transmitter of the facsimile receives confirmation of the facsimile transmission.

10.10.	This Agreement shall be governed in accordance with the laws of the Province of Alberta, Canada.

10.11.	In the event of arbitration and/or disputes,

a)
All disputes arising from the execution of, or in connection with, this Agreement shall be settled through friendly consultation between both parties.  In case no settlement can be reached, the disputes shall be submitted for arbitration.

b)
The arbitration shall take place in Calgary, Alberta Canada and shall be governed by the rules of the International Commercial Arbitration Rules of the British Columbia International Commercial Arbitration Centre in Vancouver, British Columbia, Canada.

c)	The arbitration award shall be final and binding on both parties.

10.12.
This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, between the Parties. There are no warranties, representations or other agreements between the Parties in connection with its subject matter except as specifically set forth in this Agreement.

10.13.	No change or modification of this Agreement shall be valid unless it is in writing and signed by each Party hereto.

10.14.	This Agreement is binding on all successors, permitted assigns, heirs, executors and administrators of the Parties hereto.

10.15.
This Agreement may be executed in any number of counterparts and all of these counterparts shall for all purposes constitute one agreement binding on the Parties and be deemed originals for all purposes notwithstanding that all Parties are not signatory to the same counterpart.

10.16.
Neither party shall be liable to the other party for any delay or omission in the performance of  any obligation under this Agreement, other than the obligation to pay monies, where the delay or omission is due to any cause or condition beyond the reasonable control of the party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, earthquakes, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), war, riots or embargoes (“Force Majeure”).  If Force Majeure prevents or delays the performance by a party of any obligation under this Agreement, then the party claiming Force Majeure shall promptly notify the other party thereof in writing, and take reasonable action to mitigate loss and damage.

Signatory Information

In witness whereof, the Parties have caused this Agreement to be executed as of the day and year first written above.

Perpetual Industries Inc.

___________________________________

(Signature)

Brent W. Bedford

President and CEO

___________________________________

(Date)

Motor Sport Country Club Holding, Inc.

___________________________________

(Signature)

Claus Wagner

Chairman and CEO

___________________________________

(Date)

Witness

___________________________________

(Signature)

___________________________________

(Printed Name)

___________________________________

(Date)

Schedule A: Patent and Patent Applications List

This information will be provided in the final signed version of the contract.

Schedule B: Wire Transfer and Payment Information

All (U.S. Dollar) payments to Perpetual shall be made by wire transfer payable and submitted to:

For credit to: Perpetual Industries Inc.

IMPORTANT NOTE:  To ensure a successful transfer you must promptly notify Perpetual of the wire transfer by e-mail to notice@perpetualindustries.com and provide details of the payment sent, file name or reference number and the name, telephone and address of the transmitting bank. A scanned copy of the sending bank’s wire transfer instructions must be attached to the email.

Schedule C: Products, Territories, Exclusivity, and Remuneration

Products: The XYO Racing Brand, including the following applications for use in the automotive and/or marine industry:

▪	cooling fans

▪	drive shafts

▪	crank shafts

▪	wheels

▪	flywheels

▪	clutches

▪	constant-velocity joints

▪	internal combustion engines

▪	torsional/transverse balancers for I/C engines

▪	aftermarket shaft-mounted boat propeller balancers for use on high performance sport boats.

▪	electric motors for use only in automobiles

▪	forced induction devices

Territory: Exclusive worldwide right to manufacture, have manufactured, sell, use and sublicense, within the automotive industry.